EXHIBIT 10.23

EMPLOYMENT AGREEMENT

THIS AGREEMENT (“Agreement”) is effective as of the 16th day of April, 2007, by and between SCOTT D. DORFMAN, an individual resident of the State of Georgia (“Employee”), and INNOTRAC CORPORATION, a Georgia corporation (the “Employer”).

W I T N E S S E T H:

WHEREAS, Employee previously entered into an Employment Agreement with the Employer dated August 31, 2000, which expired by its terms on December 31, 2005; and

WHEREAS, the parties hereto desire to enter into an agreement for the Employer’s continued employment of Employee on the terms and conditions contained herein; and

WHEREAS, this Employment Agreement supersedes any prior employment agreement or promises between Employer and Employee regarding the terms of Employee’s employment; and

NOW, THEREFORE, in consideration of the premises and the mutual promises and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1. Employment.

Subject to the terms hereof, the Employer hereby employs Employee, and Employee hereby accepts such employment. Employee will serve as President and Chief Executive Officer or in such other executive capacity as the Board of Directors of Employer (the “Board of Directors”) may hereafter from time to time determine. Employee agrees to devote his full business time and best efforts to the performance of the duties that Employer may assign Employee from time to time.

Section 2. Term of Employment.

The term of Employee's employment (the “Term”) shall continue from the date hereof until the earlier of (a) December 31, 2009, provided that this date shall automatically extend until December 31, 2010 and until each December 31 thereafter, unless either the Employer or the Employee provides written notice of non-renewal to the other party no later than the September 30th prior to the upcoming December 31st expiration date, or (b) the occurrence of any of the following events:

(i) The death or total disability of Employee (total disability meaning the failure to fully perform his normal required services hereunder for a period of three (3) months during any consecutive twelve (12) month period during the term hereof, as determined by the Board of Directors, by reason of mental or physical disability);

(ii) The termination by Employer of Employee's employment hereunder, upon prior written notice to Employee, for “good cause”, as determined by the Board of Directors. For purposes of this Agreement, “good cause” for termination of Employee's employment shall exist (A) if Employee is convicted of, pleads guilty to, or confesses to any felony or any act of fraud, misappropriation, theft or embezzlement, (B) if Employee fails to comply with the terms of this Agreement, and, within thirty (30) days after written notice from Employer of such failure, Employee has not corrected such failure or, having once received such notice of failure and having so corrected such failure, Employee at any time thereafter again so fails, (C) if Employee violates any of the provisions contained in Section 4 of this Agreement, (D) if Employee tests positive for illegal drugs, or (E) if Employee’s conduct is deemed unprofessional, unethical or detrimental to the Employer; or

(iii) The termination of Employee’s employment by either party upon at least ninety (90) days prior written notice.

Section 3. Compensation.

3.1 Term of Employment. Employer will provide Employee with the following salary, expense reimbursement and additional employee benefits during the term of employment hereunder:

(a) Salary. Employee will be paid a salary (the “Salary”) of no less than Four Hundred Twenty Five Thousand Dollars ($425,000) per annum, less deductions and withholdings required by applicable law. The Salary shall be paid to Employee in equal monthly installments (or on such more frequent basis as other executives of Employer are compensated). The Salary shall be reviewed by the Board of Directors of Employer on at least an annual basis.

(b) Bonus. Employee will be entitled to an annual bonus, based on personal and company performance, as awarded by the Board of Directors. The Bonus for each calendar year shall be paid promptly upon the availability of annual financial results and no later than March 15 of the following calendar year.

(c) Vacation. Employee shall receive eight (8) weeks vacation time per calendar year during the term of this Agreement. Any unused vacation days in any calendar year may not be carried over to subsequent years.

(d) Expenses. Employer shall reimburse Employee for all reasonable and necessary expenses incurred by Employee at the request of and on behalf of Employer.

(e) Benefit Plans. Employee may participate in such medical, dental, disability, hospitalization, life insurance and other benefit plans (such as pension and profit sharing plans) as Employer maintains from time to time for the benefit of other senior executives of Employer, on the terms and subject to the conditions set forth in such plans. Employer will contribute to the premiums for reasonable supplemental life and disability insurance coverage.

3.2 Effect of Termination.

(a) Accrued Benefits. Except as hereinafter provided, upon the termination of the employment of Employee hereunder for any reason, Employee shall be entitled to all compensation and benefits earned or accrued under Section 3.1 as of the effective date of termination (the “Termination Date”), but from and after the Termination Date, no additional compensation or benefits shall be earned by Employee hereunder. If Employee’s termination of employment is for any reason other than by Employer pursuant to Section 2(b)(ii) above, Employee shall be deemed to have earned any Bonus payable with respect to the calendar year in which the Termination Date occurs on a prorated basis (based on the number of days in such calendar year through and including the Termination Date divided by 365) based upon the year to date financials and performance of the Employer and assuming performance at the target level for any individual performance criteria. Any such prorated Bonus shall be payable as soon as administratively practicable and no later than 30 days following the Employee’s Termination Date.

(b) Severance. If Employee's employment hereunder is terminated by Employer pursuant to Section 2(b)(iii) hereof, then, in addition to any other amount payable hereunder, Employer shall continue to pay Employee his normal Salary pursuant to Section 3.1(a) for a six-month period (on the same basis as if Employee continued to serve as an employee hereunder for such applicable period); provided, however, that all such continued Salary payments shall be paid to the Employee not later than the 15th day of the third month following the end of the year in which the Termination Date occurs, and any such continued Salary payment that would be payable after such date will be payable with the last payment that would occur prior to such date.

(c) Stock Options. If Employee's employment is terminated pursuant to Section 2(b)(i) hereof or if Employee's employment is terminated by Employer pursuant to Section 2(b)(iii), all options to purchase stock of the Employer or an affiliate of the Employer granted to Employee shall immediately become fully vested and exercisable upon such termination. In the case of a termination pursuant to Section 2(b)(i) hereof, the options will expire in accordance with their respective scheduled expiration dates. Except as provided in Section 3.3, in the case of a termination by Employer pursuant to Section 2(b)(iii) hereof, the options will expire on the earliest of (i) the first anniversary of the Employee’s Termination Date, (ii) the later of the 15th day of the third month following the date at which, or December 31 of the calendar year in which, the options would otherwise have expired in accordance with their scheduled post-employment exercise term, and (iii) the expiration of the maximum term provided in the options. Upon the death of Employee, any options that Employee would otherwise be entitled to exercise hereunder may be exercised by his personal representatives or heirs, as applicable. Except as provided in Section 3.3, if Employee's employment is terminated by Employer pursuant to Section 2(b)(ii), all options not then exercisable shall be forfeited as of the Termination Date and those options which are exercisable as of the Employee’s Termination Date shall be exercisable for the period provided in the options, or if longer, for a period of 60 days after the Termination Date, but in no event beyond the maximum option term provided in the options, and after such 60-day period, all unexercised options will expire. To the extent necessary, this provision shall be deemed an amendment of any option agreement between the Employee and the Employer or an affiliate of the Employer.

3.3 Effect of Change in Control. Notwithstanding Section 3.2 above, if there is a Change in Control (as defined below) of the Employer and the Employee’s employment is terminated within 18 months following the date of the Change in Control, the following provisions shall apply.

(a) If Employee's employment hereunder is terminated by Employer pursuant to Section 2(b)(iii) hereof or by Employee for “Good Reason” as defined below, then, in addition to any other amount payable pursuant to Section 3.2(a) but in lieu of any amount payable under Section 3.2(b), the Employee shall be entitled to receive the compensation and benefits set forth in subsections (i) and (ii) below:

(i) Severance. Employee will continue to receive his Salary as then in effect (subject to withholding of all applicable taxes) for a period of eighteen (18) months from his date of termination in the same manner as it was being paid as of the date of termination; provided, however, if Employee is a “specified employee” (as defined in Section 409A of the Code and the regulations thereunder), no such severance payment shall be made until the date that is six months and a day following the Employee’s date of termination of employment. Any payments that would otherwise be made during such six-month period shall be held by the Company and paid in a lump sum on the day following the end of such six-month period.

(ii) Stock Options. Notwithstanding any provision in any option agreement, all outstanding stock options granted to Employee by Employer or an affiliate of Employer shall become fully vested on the date of Employee’s termination of employment and shall remain exercisable as provided in the applicable option agreement. To the extent necessary, this provision shall be deemed an amendment of any option agreement between the Employee and the Employer or an affiliate of the Employer.

(b) If Employee's employment hereunder is terminated by Employee pursuant to Section 2(b)(iii) hereof other than for “Good Reason” as defined below, then, in addition to any other amount payable pursuant to Section 3.2(a), the Employee shall be entitled to receive the compensation and benefits set forth in subsections (i) and (ii) of Subsection 3.3(a) above, provided, however, that a period of 12 months shall be substituted for 18 months in subsection 3.3(a)(i).

3.4 Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

(a) “Change in Control” means any of the following events:

(i) The acquisition (other than from the Employer) by any person of beneficial ownership of fifty percent (50%) or more of the combined voting power of the Employer's then outstanding voting securities; provided, however, that for purposes of this Section, person shall not include any person who on the date hereof owns 25% or more of the Employer’s outstanding securities, and a Change in Control shall not be deemed to occur solely because fifty percent (50%) or more of the combined voting power of the Employer's then outstanding securities is acquired by (i) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained by the Employer or any of its subsidiaries, or (ii) any corporation, which, immediately prior to such acquisition, is owned directly or indirectly by the shareholders of the Employer in the same proportion as their ownership of stock in the Employer immediately prior to such acquisition.

(ii) Consummation of (1) a merger or consolidation involving the Employer if the shareholders of the Employer, immediately before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the corporation resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the voting securities of the Employer outstanding immediately before such merger or consolidation, or (2) a complete liquidation or dissolution of the Employer, or (3) an agreement for the sale or other disposition of all or substantially all of the assets of the Employer.

(iii) A change in the composition of the Board such that the individuals who, as of the date of this Agreement, constitute the Board (such Board shall be hereinafter referred to as the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this Section that any individual who becomes a member of the Board subsequent to the date of this Agreement whose election, or nomination for election by the Employer's shareholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; but, provided, further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act, including any successor to such Rule), or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board, shall not be so considered as a member of the Incumbent Board.

(iv) The occurrence of any other event or circumstance which is not covered by (i) through (iii) above which the Board determines affects control of the Company and adopts a resolution that such event or circumstance constitutes a Change in Control for the purposes of this Agreement.

(b) A "Good Reason" for termination by Employee of Employee's employment shall mean the occurrence (without the Employee's express written consent), within the eighteen (18) month period following the date of a Change in Control, of any one of the following acts by the Employer, or failures by the Employer to act, unless, in the case of any act or failure to act described in paragraph (i) or (iv) below, such act or failure to act is corrected within 30 days after notice by the Employee to the Employer of the act or failure to act:

(i) the assignment to Employee of any duties inconsistent with Employee's title and status set forth herein, or a substantial adverse alteration in the nature or status of Employee's responsibilities at the Employer from those in effect immediately prior to the Change in Control;

(ii) a substantial reduction by the Employer in Employee's Base Salary;

(iii) the relocation of Employee's principal office to a place more than 50 miles from Atlanta, Georgia;

(iv) the failure by the Employer to continue in effect any compensation or benefit plan or program in which Employee participates immediately prior to the Change in Control, which is material to Employee's total compensation, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Employer to continue the Employee's participation in such plan (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of Employee's participation relative to other participants, as existed at the time of the Change in Control.

The Employee's right to terminate the Employee's employment for Good Reason shall not be affected by the Employee's incapacity due to physical or mental illness, except for a total disability as defined in Section 2 above. The Employee's continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

Section 4. Partial Restraint on Post-termination Competition and Non-Solicitation.

4.1 Definitions. For the purposes of this Section 4, the following definitions shall apply:

(a) “Company Activities” means the business of providing fulfillment services, order processing, call center and customer care services, technology solutions, e-commerce services including e-commerce fulfillment and e-commerce return services as well as other similar services that Innotrac or its subsidiaries is involved in at the date of this agreement.

(b) “Competitor” means any business, individual, partnership, joint venture, association, firm, corporation or other entity, other than the Employer or its affiliates or subsidiaries, engaged, wholly or partly, in Company Activities.

(c) “Competitive Position” means (i) the direct or indirect ownership or control of all or any portion of a Competitor; or (ii) any employment or independent contractor arrangement with any Competitor whereby Employee will serve such Competitor in any managerial capacity.

(d) “Confidential Information” means any confidential, proprietary business information or data belonging to or pertaining to Employer that does not constitute a “Trade Secret” (as hereinafter defined) and that is not generally known by or available through legal means to the public, including, but not limited to, information regarding Employer’s customers or actively sought prospective customers, suppliers, manufacturers and distributors gained by Employee as a result of his employment with Employer.

(e) “Customer” means actual customers or actively sought prospective customers of Employer during the Term.

(f) “Noncompete Period” or “Nonsolicitation Period” means the period beginning the date hereof and ending on (i) the first anniversary of the termination of Employee's employment with Employer if Employee is not entitled to any payment under the Retention Plan and (ii) the second anniversary of the termination of Employee’s employment with Employer if Employee receives any payment under the Retention Plan.

(g) “Territory” means the area within a fifty (50) mile radius of any corporate office of Employer or any of its subsidiaries, affiliates or divisions.

(h) “Trade Secrets” means information or data of or about Employer, including but not limited to technical or non-technical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, products plans, or lists of actual or potential customers, clients, distributees or licensees, information concerning Employer’s finances, services, staff, contemplated acquisitions, marketing investigations and surveys, that (i) derive economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from their disclosure or use; and (ii) are the subject of efforts that are reasonable under the circumstances to maintain their secrecy.

(i) “Work Product” means any and all work product, property, data documentation or information of any kind, prepared, conceived, discovered, developed or created by Employee for Employer or its affiliates, or any of Employer’s or its affiliates’ clients or customers.

4.2 Trade Name and Confidential Information.

(a) Employee hereby agrees that (i) with regard to each item constituting all or any portion of the Trade Secrets, at all times during the Term and all times during which such item continues to constitute a Trade Secret under applicable law; and (ii) with regard to any Confidential Information, during the Term and the Noncompete Period:

(i) Employee shall not, directly or by assisting others, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be connected in any manner with, any business conducted under any corporate or trade name of Employer or name similar thereto, without the prior written consent of Employer;

(ii) Employee shall hold in confidence all Trade Secrets and all Confidential Information and will not, either directly or indirectly, use, sell, lend, lease, distribute, license, give, transfer, assign, show, disclose, disseminate, reproduce, copy, appropriate or otherwise communicate any Trade Secrets or Confidential Information, without the prior written consent of Employer; and

(iii) Employee shall immediately notify Employer of any unauthorized disclosure or use of any Trade Secrets or Confidential Information of which Employee becomes aware. Employee shall assist Employer, to the extent necessary, in the procurement or any protection of Employer’s rights to or in any of the Trade Secrets or Confidential Information.

4.3  Noncompetition.

(a) The parties hereto acknowledge that Employee is conducting Company Activities throughout the Territory. Employee acknowledges that to protect adequately the interest of Employer in the business of Employer it is essential that any noncompete covenant with respect thereto cover all Company Activities and the entire Territory.

(b) Employee hereby agrees that, during the Term and the Noncompete Period, Employee will not, in the Territory, either directly or indirectly, alone or in conjunction with any other party, accept, enter into or take any action in conjunction with or in furtherance of a Competitive Position. Employee shall notify Employer promptly in writing if Employee receives an offer of a Competitive Position during the Noncompete Term, and such notice shall describe all material terms of such offer.

Nothing contained in this Section 4 shall prohibit Employee from acquiring not more than five percent (5%) of any company whose common stock is publicly traded on a national securities exchange or in the over-the-counter market.

4.4 Nonsolicitation of Customers

(a) During Employment Term. Employee hereby agrees that Employee will not, during the Term, either directly or indirectly, alone or in conjunction with any other party solicit, divert or appropriate or attempt to solicit, divert or appropriate, any Customer for the purpose of providing the Customer with services or products competitive with those offered by Employer during the Term.

(b) During Nonsolicitation Period. Employee hereby agrees that Employee will not, during the Nonsolicitation Period, either directly or indirectly, alone or in conjunction with any other party solicit, divert or appropriate or attempt to solicit, divert or appropriate, any Customer for the purpose of providing the Customer with services or products competitive with those offered by Employer during the Term; provided, however, that the covenant in this clause shall limit Employee’s conduct only with respect to those Customers with whom Employee had substantial contact (through direct, managerial or supervisory interaction with the Customer or the Customer’s account) during a period of time up to but no greater than two (2) years prior to the last day of the Term.

4.5 Nonsolicitation of Employees. Employee hereby agrees that Employee will not, during the Term and Nonsolicitation Periods, directly or indirectly (i) solicit or actively seek to hire any employees of the Employer, or (ii) solicit or encourage any personnel employed by the Employer to terminate his or her relationship with the Employer.

Section 5. Miscellaneous.

5.1 Severability. The covenants in this Agreement shall be construed as covenants independent of one another and as obligations distinct from any other contract between Employee and Employer. Any claim that Employee may have against Employer shall not constitute a defense to enforcement by Employer of this Agreement.

5.2 Survival of Obligations. The covenants in Section 4 of this Agreement shall survive termination of Employee's employment, regardless of who causes the termination and under what circumstances.

5.3 Notices. Any notice or other document to be given hereunder by any party hereto to any other party hereto shall be in writing and delivered in person or by courier, by telecopy transmission or sent by any express mail service, postage or fees prepaid at the following addresses:

Employer

Innotrac Corporation
6655 Sugarloaf Parkway
Duluth, GA 30097
Attention: General Counsel

Employee

Mr. Scott D. Dorfman
8241 Nesbit Ferry Road
Atlanta, GA 30350

or at such other address or number for a party as shall be specified by like notice. Any notice which is delivered in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party or its agent.

5.4 Section 409A. To the extent applicable, this Agreement shall at all times be operated in accordance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, including the regulations promulgated thereunder. The Employer shall have authority to take action, or refrain from taking any action, with respect to the payments and benefits under this Agreement that is reasonably necessary to comply with Section 409A. Specifically, the Employer shall have the authority to delay the commencement of payments to “specified employees” of the Employer to the extent such delay is mandated by the provisions of Section 409A.

5.5 Binding Effect. This Agreement inures to the benefit of, and is binding upon, Employer and their respective successors and assigns, and Employee, together with Employee's executor, administrator, personal representative, heirs, and legatees.

5.6 Entire Agreement. This Agreement is intended by the parties hereto to be the final expression of their agreement with respect to the subject matter hereof and is the complete and exclusive statement of the terms thereof, notwithstanding any representations, statements or agreements to the contrary heretofore made. This Agreement may be modified only by a written instrument signed by all of the parties hereto.

5.7 Governing Law. This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed, and governed by and in accordance with, the laws of the State of Georgia. No provision of this Agreement shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority or by any board of arbitrators by reason of such party or its counsel having or being deemed to have structured or drafted such provision.

5.8 Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

5.9 Specific Performance. Each party hereto hereby agrees that any remedy at law for any breach of the provisions contained in this Agreement shall be inadequate and that the other parties hereto shall be entitled to specific performance and any other appropriate injunctive relief in addition to any other remedy such party might have under this Agreement or at law or in equity.

5.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

5.11 Public Announcement. Neither party shall disclose that this Agreement has been executed until such time as both parties mutually agree to such disclosure.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                    INNOTRAC CORPORATION

                    By:   /s/ Martin Blank

                    EMPLOYEE

                    /s/ Scott D. Dorfman
                    Scott D. Dorfman